Exhibit 99.1
JETBLUE AIRWAYS REPORTS MAY TRAFFIC
New York, NY (June 10, 2015) -- JetBlue Airways Corporation (NASDAQ: JBLU) reported its preliminary traffic results for May 2015. Traffic in May increased 8.4 percent from May 2014, on a capacity increase of 7.8 percent.

Load factor for May 2015 was 85.7 percent, an increase of 0.5 points from May 2014. JetBlue’s preliminary completion factor was 99.2 percent and its on-time (1) performance was 84.3 percent. JetBlue’s preliminary passenger revenue per available seat mile (PRASM) for the month of May increased approximately one percent year over year. For the second quarter of 2015, PRASM is expected to increase between half and one and a half percent year over year.
JETBLUE AIRWAYS TRAFFIC RESULTS

	May 2015	May 2014	% Change
Revenue passenger miles (000)	3,468,055	3,199,276	8.4%
Available seat miles (000)	4,048,048	3,755,844	7.8%
Load factor	85.7%	85.2%	0.5 pts.
Revenue passengers	2,957,534	2,736,782	8.1%
Departures	26,594	24,952	6.6%
Average stage length	1,074	1,077	(0.3)%
	Y-T-D 2015	Y-T-D 2014	% Change
Revenue passenger miles (000)	16,551,261	15,038,202	10.1%
Available seat miles (000)	19,504,498	17,961,332	8.6%
Load factor	84.9%	83.7%	1.2 pts.
Revenue passengers	13,975,004	12,758,737	9.5%
Departures	126,604	117,799	7.5%
Average stage length	1,091	1,092	(0.1)%
(1) The U.S. Department of Transportation considers on-time arrivals to be those domestic flights arriving within 14 minutes of schedule.
JetBlue is New York's Hometown AirlineTM, and a leading carrier in Boston, Fort Lauderdale/Hollywood, Los Angeles (Long Beach), Orlando and San Juan. JetBlue carries more than 32 million customers a year to 89 cities in the U.S., Caribbean and Latin America with an average of 875 daily flights. Upcoming destinations include Grenada on June 11; Mexico City on October 1; Antigua on November 5, subject to receipt of government operating authority and Albany, NY on December 10, 2015. For more information please visit JetBlue.com.
CONTACTS
JetBlue Investor Relations
Tel: +1 718 709 2202
ir@jetblue.com
JetBlue Corporate Communications
Tel: +1 718 709 3089
corpcomm@jetblue.com